Exhibit 23.1

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-214445, 333-191915, 333-219376, 333-249400, and 333-274705) on Form S-8 of our reports dated July 18, 2024, with respect to the consolidated financial statements of AAR CORP. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
July 18, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.